Exhibit 99.1

[GRAPHIC APPEARS HERE]	News Release

Sunoco, Inc.

1735 Market Street

Philadelphia, Pa. 19103-7583

For further information contact	For release: IMMEDIATELY

Jerry Davis (media) 215-977-6298
Terry Delaney (investors) 215-977-6106

No. 5-06

SUNOCO ANNOUNCES PROMOTIONS

PHILADELPHIA, February 3, 2006 – Sunoco, Inc. (NYSE: SUN) today announced the promotion of Joel H. Maness to Executive Vice President and Michael J. Hennigan and Vincent J. Kelley to Senior Vice President. Sunoco Chairman and Chief Executive Officer John G. Drosdick said, “Joel, Mike and Vince are being promoted to recognize the significant contributions that each of them has made to the company’s success and to expand their leadership roles for future growth.” Hennigan and Kelley will report to Maness.

Joel H. Maness, 55, is appointed Executive Vice President of Refining and Supply. In that role he will continue to lead the Refining and Supply Group and focus on his added responsibility as Chairman of Sunoco’s Operating Committee. Maness joined Sunoco in 2000 as Senior Vice President in charge of Northeast Refining and Chemicals. Prior to that he spent 27 years at Mobil where he held a variety of assignments in health, environmental & safety, refining, marketing, supply, and finance. He holds a bachelor’s degree in Chemical Engineering from Texas A&M University.

Michael J. Hennigan, 46, is appointed Senior Vice President, Supply, Trading, Sales and Transportation. Hennigan will be responsible for all commercial supply and trading activities involving crude and products as well as wholesale marketing and transportation operations. He previously held the position of Vice President, Product Trading, Sales and Supply overseeing the Products organization. Hennigan has nearly 25 years of experience with Sunoco and has held a number of positions in engineering, operations, planning and economics, financial analysis and strategic planning. He joined Sunoco in 1981 and holds a bachelor’s degree in Chemical Engineering from Drexel University.

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Sunoco Announces Promotions

Vincent J. Kelley, 46, is appointed Senior Vice President, Refining. He will be responsible for the management of the Philadelphia, Marcus Hook, Eagle Point, Toledo and Tulsa refineries with over 900,000 barrels a day of crude oil capacity. Kelley joined Sunoco in September 2000 as manager of the Philadelphia Refinery and was named Vice President, Northeast Refining in March 2001. Prior to joining Sunoco, Kelley was with ExxonMobil where he held a number of operations, maintenance and technical positions and was responsible for global environmental remediation projects. He holds both a Bachelor’s Degree in Mechanical Engineering and a Masters Degree in Engineering Management from Drexel University.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, approximately 4,800 retail sites selling gasoline and convenience items, approximately 4,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also has the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ materially from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; effects of weather conditions and natural disasters on the Company’s operating facilities and on product supply and demand; changes in refining, marketing and chemical margins; variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation; effects of transportation disruptions; changes in the price differentials between light-sweet and heavy-sour crude oils; fluctuations in supply of feedstocks and demand for products manufactured; changes in product specifications; availability and pricing of oxygenates; phase-outs or restrictions on the use of MTBE; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in the reliability, efficiency and capacity of, the Company’s or a third party’s operating facilities; potential equipment malfunction; potential labor-relations problems; the legislative and regulatory environment; ability to identify acquisitions, execute them under favorable terms and integrate them into the Company’s existing businesses; ability to enter

Sunoco Announces Promotions

into joint ventures and other similar arrangements under favorable terms; delays and/or costs related to plant construction, improvements or repairs and the issuance of applicable permits; nonperformance by or disputes with major customers, suppliers, dealers, distributors or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions, including the impact of potential terrorist acts and international hostilities; and changes in the status of, or initiation of new, litigation and/or arbitration proceedings. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Form 10-Q filed with the Securities and Exchange Commission on November 3, 2005 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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